Exhibit No. 10.19
DEVON ENERGY CORPORATION
2009 LONG-TERM INCENTIVE PLAN
INCENTIVE STOCK OPTION
AWARD AGREEMENT
     THIS INCENTIVE STOCK OPTION AWARD AGREEMENT (the “Award Agreement”), is entered into as of %%OPTION_DATE%-% (the “Date of Grant”), by and between Devon Energy Corporation (the “Company”) and %%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-% (the “Participant”);
WITNESSETH:
     WHEREAS, the Participant is an employee of the Company or a Subsidiary or Affiliated Entity of the Company, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or a Subsidiary or Affiliated Entity of the Company, as applicable; and
     WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an incentive stock option to purchase %%TOTAL_SHARES_GRANTED%-% shares of the Common Stock of the Company (the “Covered Shares”), as hereinafter provided, pursuant to the “Devon Energy Corporation 2009 Long-Term Incentive Plan” (the “Plan”), a copy of which is attached hereto.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:
     Section 1. Grant of Incentive Stock Option. The Company hereby grants to the Participant an incentive stock option intended to qualify under Section 422 of the Code to purchase all or any part of the Covered Shares (the “Incentive Stock Option”), subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each Covered Share to be purchased hereunder shall be the exercise price set forth on the Cover Page (the “Exercise Price”).
     Section 2. Times of Exercise of Incentive Stock Option.
     (a) The Incentive Stock Option shall be exercisable on and after the vesting date for each installment of Covered Shares as described in the following schedule (the “Vesting Date”) (but only if the Participant’s Date of Termination has not occurred before the Vesting Date):
Vesting Schedule

Vesting Date	Covered Shares Vesting

%%VEST_DATE_PERIOD1%-%	%%SHARES_PERIOD1%-%
%%VEST_DATE_PERIOD2%-%	%%SHARES_PERIOD2%-%
%%VEST_DATE_PERIOD3%-%	%%SHARES_PERIOD3%-%
%%VEST_DATE_PERIOD4%-%	%%SHARES_PERIOD4%-%
%%VEST_DATE_PERIOD5%-%	%%SHARES_PERIOD5%-%
     (b) The Incentive Stock Option shall become fully vested and exercisable upon the occurrence of a Change of Control Event that occurs prior to the Participant’s Date of Termination.
     (c) If (i) the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary, or an Affiliated Entity under (A) the Participant’s employment agreement or severance agreement with the Company due to a termination of the Participant’s employment by the Company without “cause” or by the Participant for “good reason” in accordance with the Participant’s employment agreement or severance agreement or (B) the Devon Energy Corporation Severance Plan and (ii) the Participant signs and returns to the Company a release of claims against the Company in a form prepared by the Company (the “Release”) and the Participant does not revoke the Release prior to the date the Release becomes effective, then the Incentive Stock Option shall become fully vested and exercisable effective as of the Participant’s Date of Termination. If the Participant fails to sign and return the Release to the Company or revokes the Release prior to the date the Release becomes effective, then the unvested portion of the Incentive Stock Option shall be forfeited.
     (d) The Incentive Stock Option shall become fully vested and exercisable upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death. The Committee may, in its sole and absolute discretion, elect to vest all or a portion of the unvested portion of the Incentive Stock Option upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of disability, Normal Retirement Date, Early Retirement Date, or other special circumstances (as determined by the Committee).
     (e) The Incentive Stock Option may be exercised on or after the Participant’s Date of Termination only as to that portion of the Covered Shares for which it was exercisable immediately prior to such Date of Termination, or became exercisable upon the Date of Termination.
     Section 3. Term of Incentive Stock Option. The Incentive Stock Option shall expire and cease to be exercisable on the earliest to occur of:
     (a) The Expiration Date set forth on the Cover Page.
     (b) If the Participant’s Date of Termination occurs by reason of death, the three-year anniversary of such Date of Termination.
     (c) If the Participant’s Date of Termination occurs by reason of disability, and Section (d) below (relating to termination on or after Normal Retirement Date) does not apply, the one-year anniversary of such Date of Termination.
     (d) If the Participant’s Date of Termination occurs on or after the Participant’s Normal Retirement Date, the three-year anniversary of such Date of Termination.
     (e) If the Participant’s Date of Termination occurs on or after the Participant’s Early Retirement Date but prior to the Participant’s Normal Retirement Date, and Section (b) above (relating to termination because of death) does not apply, the one-year anniversary of such Date of Termination (or such later date as may be permitted by the Committee).
     (f) If the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary of the Company, or an Affiliated Entity under an employment agreement or severance agreement with the Company, the last day of the Severance Period. The “Severance Period” shall be the longer of:
(i) the period beginning on the Date of Termination and continuing through the end of the period during which such severance payments are paid to the Participant; or
(ii) the period described in the following clause (B), if the amount of the Participant’s severance payment is determined in whole or in part as being equal to the product of (A) the Participant’s salary rate, multiplied by (B) a period over which such amount would be computed.

     (g) If the Participant’s Date of Termination occurs and none of Sections (b), (c), (d), (e), and (f) are applicable, the three month anniversary of such Date of Termination.
The Participant should be aware that exercising an incentive stock option more than three months after the Date of Termination (one year in the case of termination by reason of certain disabilities) will generally result in the option being treated as a nonqualified option rather than an incentive stock option for tax purposes. The Participant should also be aware that if his or her employment is transferred to a limited liability company that is an Affiliated Entity that does not satisfy the definition of “company” or “subsidiary” in Section 424 of the Code, the transfer will be classified as a termination of employment for purposes of the incentive stock option rules regardless of whether it constitutes a Date of Termination under this Award Agreement. As a result, the option, if not exercised within three months of such transfer, will be treated as a nonqualified stock option rather than an incentive stock option for tax purposes. Regardless of classification of the option for tax purposes, this Award Agreement shall continue in full force and effect.
     Section 4. Nontransferability of Incentive Stock Option. The Incentive Stock Option shall not be transferable except by will or the laws of descent and distribution, and the Incentive Stock Option may be exercised during the lifetime of the Participant only by the Participant. Without limiting the generality of the previous sentence, the Incentive Stock Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Incentive Stock Option contrary to the provisions hereof shall be null and void and without effect.
     Section 5. Employment. So long as the Participant shall continue to be an employee of the Company or one or more of the Subsidiaries or Affiliated Entities of the Company, the Incentive Stock Option shall not be affected by any change of duties or position. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or its Subsidiaries or Affiliated Entities, or interfere in any way with the right to terminate the Participant’s employment at any time.
     Section 6. Annual Limitation on Exercise of Incentive Stock Options. Except as provided in Section 2(b)-(d) herein, in no event during any calendar year will the aggregate Fair Market Value, determined as of the Date of Grant, of the Covered Shares for which the Participant may first have the right to exercise under the Incentive Stock Option and any other “incentive stock options” granted under all plans qualified under Section 422 of the Code which are sponsored by the Company, its parent or its Subsidiaries or Affiliated Entities exceed $100,000.
     Section 7. Method of Exercising Incentive Stock Option.
     (a) Procedures for Exercise. The Incentive Stock Option may be exercised prior to the Expiration Date by providing written notice in the form prescribed by the Company to the Secretary of the Company or following the electronic exercise procedures adopted by the Company. The written notice shall state the election to exercise the Incentive Stock Option, the number of Covered Shares to be purchased upon exercise, the form of payment, and shall be signed by the person exercising the Incentive Stock Option.
     (b) Form of Payment. Payment of the full Exercise Price for the Covered Shares purchased under this Award Agreement shall accompany the Participant’s notice of exercise, together with full payment of applicable withholding taxes, if any. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the Exercise Price, but only to the extent such form of payment would not result in a compensation expense to the Company for financial accounting purposes with respect to the shares of Common Stock used to pay the Exercise Price unless otherwise determined by the Committee; or (iii) a combination of the foregoing.

     (c) Further Information. In the event the Incentive Stock Option is exercised, pursuant to the foregoing provisions of this Section 7, by any person other than the Participant due to the Participant’s death, such notice shall also be accompanied by appropriate proof of such person’s right to exercise the Incentive Stock Option. The notice so required shall be given electronically or by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, and it shall be deemed to have been given when it is so delivered or when it is so deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.
     Section 8. Securities Law Restrictions. The Incentive Stock Option shall be exercised and Common Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the Covered Shares subject to the Incentive Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect.
     Section 9. Disqualifying Disposition of Stock. If the Participant shall make a disposition (within the meaning of Section 424(c) of the Code) of any Covered Shares within one year after the date of exercise or within two years after the Date of Grant, then in either such event, the Participant shall promptly notify the Company, by delivery of written notice to the Secretary of the Company, of (i) the date of disposition, (ii) the number of Covered Shares which were disposed of and (iii) the price at which such Covered Shares were disposed of or the amount of any other consideration received on such disposition. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the exercise of the Incentive Stock Option or the disposition of Covered Shares acquired upon exercise of the Incentive Stock Option.
     Section 10. Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered electronically, personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.
     Section 11. Definitions. Words, terms, or phrases used in this Agreement shall have the meanings set forth in this Section 11. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning designated in the Plan.
     (a) “Act” has the meaning set forth in Section 8.
     (b) “Award Agreement” has the meaning set forth in the preamble.
     (c) “Code” means Internal Revenue Code of 1986, as amended.
     (d) “Company” has the meaning set forth on the Cover Page.
     (e) “Covered Shares” has the meaning set forth in the preamble.
     (f) “Date of Grant” has the meaning set forth in the preamble.

     (g) “Date of Termination” means the first day occurring on or after the Date of Grant on which the Participant is not employed by the Company, a Subsidiary, or an Affiliated Entity, regardless of the reason for the termination of employment; provided however, that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company, a Subsidiary, and an Affiliated Entity or between two Subsidiaries or two Affiliated Entities. The Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company, a Subsidiary, or an Affiliated Entity approved by the Participant’s employer pursuant to Company policies. If, as a result of a sale or other transaction, the Participant’s employer ceases to be either a Subsidiary or an Affiliated Entity and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary or an Affiliated Entity, then the date of the occurrence of such transaction shall be treated as the Participant’s Date of Termination.
     (h) “Early Retirement Date” means the first day of the month coinciding with or next following the date the Participant (i) attains age 55 and (ii) earns at least 10 Years of Service.
     (i) “Exercise Price” has the meaning set forth in Section 1.
     (j) “Expiration Date” has the meaning set forth on the Cover Page.
     (k) “Incentive Stock Option” has the meaning set forth in Section 1.
     (l) “Normal Retirement Date” means the first day of the month coinciding with or next following the date the Participant attains age 65.
     (m) “Participant” has the meaning set forth in the preamble.
     (n) “Plan” has the meaning set forth in the preamble.
     (o) “Vesting Date” has the meaning set forth in Section 2.
     (p) “Year of Service” shall mean a calendar year in which the Participant is employed with the Company, a Subsidiary or Affiliated Entity for at least nine months of a calendar year. When calculating Years of Service hereunder, Participant’s first hire date with the Company, a Subsidiary or Affiliated Entity shall be used.

“COMPANY”	DEVON ENERGY CORPORATION
a Delaware corporation

“PARTICIPANT” %LAST_NAME%-%	%%FIRST_NAME%-% %%MIDDLE_NAME%-%
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-%, %%ZIPCODE%-%
ID %%EMPLOYEE_IDENTIFIER%-%